Exhibit 10.1

SEVENTH AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT THIS SEVENTH AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT (this "Seventh Amendment") is entered into as of this 31 51 day of July, 2019 ("Execution Date") and made effective as of the 3151 day of July, 2019 (the "Effective Date"), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company ("Landlord") and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"). RECITALS A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of February 5, 20 13 (the "Original Lease"), as amended by that certain First Amendment to Lease dated as of March 21 , 20 13, as further amended by that certain Second Amendment to Lease dated as of May 24, 2013, as further amended by that certain Third Amendment to Lease dated as of December 30, 2015 (the "Third Amendment"), as further amended by that certain Fourth Amendment to Lease dated as of July 24, 2017, as further amended by that certain Fifth Amendment to Lease dated as of April 24, 2018, as further amended by that certain Letter Agreemen t re: TI Allowance dated November 15, 2017, and as further amended by that certain Six th A mendment to and Partial Termination of Lease Agreement dated as of August 2, 2018 (the "Six th Amendm ent") (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the "Existing Lease"), whereby Tenant leases certain premises from Landlord comprising approximately 104,678 square feet of Rentable Area (the "Ex isting Premises") of the bu ilding at 320 Bent Street in Cambridge, Massachusetts (the "Bent Building"); and B. WHEREAS, Landlord and Tenant desire to surrender approximately 89,218 square feet of Rentable Area of the Existing Premises (the "Surrender Premises") as shown on E x hibit A attached hereto and continue leasing approximately 15,460 square feet of Rentable Area of the Existing Premises located on the basement and first (1 51 ) floor of the Bent Building (the "Remai n ing Premises") as shown on Exhibit B attached hereto in accordance with the following provisions and modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated. AGREEMENT NOW, THEREFORE, La ndlord and Tenant, i n consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby ackn owledged, and intending to be legally bound, agree as follows: I. Definitions. For purposes of this Seventh Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Exist i ng Lease, as amended by this Seventh Amendment, is referred to collectively herein as the "Lease." From and after the Execution Date, the term "Lease," as used in the Existing Lease, shall mean the E xisting Lease, as amended by this Seventh Amendment. 2. Demising the Surrender Premises. The Surrender Premises are physically demised from the Remaining Premises. Tenant has either performed prior to the Execution Date 81()MED JatrLEG AL APPROVED or shall perform prior to the Surrender Date (as indicated on Exhibit C attached hereto), at Tenant's sole cost and expense and in full accordance with the provisions of the Existing Lease, including without limitation, Article 17 of the Original Lease, the work necessary to separate the base building system connections, security systems, tel/data and IT infrastructure and systems, BMS panels and systems, and utility meters (including HVAC submetering) serving each of the Surrender Premises and the Remaining Premises, and to effectuate an efficient separation of premises so that each of the Surrender Premises and the Remaining Premises may be leased independently of each other, as more specifically set forth on Exhibit C attached hereto and made a part hereof (collectively, the "Demising Work"). Landlord hereby acknowledges that the portions of the Demising Work performed prior to the Execution Date as indicated on Exhibit C (the "Completed Demising Work") have been performed to Landlord's satisfaction and verified by Landlord's third-party consultant, and so long as the Completed Demising Work is in the same condition on the Surrender Date as it was on the date it was verified by Landlord's third-party consultant, Tenant has no continuing obligations with respect thereto; provided, however, that nothing in this Section shall be deemed to release, waive or modify any of Tenant's surrender obligations under the Lease other than those specifically identified as Completed Demising Work.

3. Surrender Premises Surrender Date. Notwithstanding anything in the Existing Lease to the contrary, Tenant shall complete the Demising Work and surrender the Surrender Premises to Landlord in broom clean condition, free of personal property (except as provided herein) and otherwise in the condition required under the Lease (including without limitation, the provisions of Article 26 of the Original Lease), and with the Demising Work in good working order, no later than the later of (i) July 31, 2019 and (ii) the Effective Date (such later date, the "Surrender Date"). At least ten (10) days prior to the Surrender Date, Tenant shall conduct a site inspection with Landlord. Tenant's failure to surrender the Surrender Premises on or before the Surrender Date will result in Tenant being in holdover and subject to the terms and conditions of Article 27 of the Existing Lease.

4. Surrender Premises Termination Fee. Within ten (10) business days after the Effective Date, Tenant shall pay to Landlord, by wire transfer in immediately available funds, a termination fee with respect to the Surrender Premises in an amount equal to Three Million Sixty-Four Thousand Nine Hundred Ninety-Three and 40/100 Dollars ($3,064,993.40).

5. Partial Bent Lease Termination. The Lease shall automatically terminate with respect to the Surrender Premises effective as of 11:59 p.m. Eastern time on the Surrender Date (the "Partial Bent Lease Termination"). If Tenant has not fully satisfied all of its obligations set forth in Sections 2, 3 and 4 of this Agreement (collectively, the "Surrender Obligations") by the Surrender Date, the Partial Bent Lease Termination shall nonetheless occur (including without limitation the right of Landlord to re-take exclusive possession of the Surrender Premises) and Tenant's liability for any remaining Surrender Obligations shall survive the Partial Bent Lease Termination. As of the Partial Bent Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect solely with respect to the Surrender Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease, but the Lease shall remain in full force and effect with respect to the Remaining Premises.

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6. Tenant Personal Property. Notwithstanding anything in the Existing Lease or this Seventh Amendment to the contrary, Landlord acknowledges and agrees that Tenant's personal property specifically listed on Exhibit D attached hereto and made a part hereof ("Tenant Personal Property") may remain in the Surrender Premises upon the Partial Bent Lease Termination, it being understood and agreed that Tenant has executed a bill of sale and submitted the same into escrow until the Effective Date, whereby the same has been conveyed to Merck & Co., Inc. (the "Personal Property Conveyance"). Landlord shall have no liability to Tenant or otherwise relating to the Personal Property or the Personal Property Conveyance. Tenant shall have no liability to Landlord for any claims relating to the Personal Property or the Personal Property Conveyance.

7. Remaining Premises Base Rent. Notwithstanding anything in the Existing Lease to the contrary, commencing on the day immediately after the Partial Bent Lease Termination, Base Rent for the Remaining Premises shall be as follows:

Dates	**Square Feet of Rentable Area**	**Base Rent per Square Foot of Rentable Area**	**Monthly Base Rent**	**Annual Base Rent**
Day after Partial Bent Lease Termination - 8/31/2019	15,460	$84.00	$108,220.00	$1,298,640.00*
9/1/2019-8/31/2020	15,460	$94.00	$121,103.33	$1,453,240.00
9/1/2020-8/31/2021	15,460	$96.60	$124,453.00	$1,493,436.00
9/1/2021-8/31/2022	15,460	$99.27	$127,892.85	$1,534,714.00
9/1/2022-8/31/2023	15,460	$102.02	$131,435.77	$1,577,229.20
9/1/2023-8/31/2024	15,460	$104.86	$135,094.63	$1,621,135.60
9/1/2024-8/31/2025	15,460	$107.78	$138,856.57	$1,666,278.80
9/1/2025-8/31/2026	15,460	$110.79	$142,734.45	$1,712,813.40
9/1/2026-2/28/2027	15,460	$113.89	$146,728.28	$1,760,739.40*

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*To be pro-rated for partial year

8. Amended Lease Provisions after Partial Bent Lease Termination. From and after the Partial Bent Lease Termination, the Existing Lease shall be amended as follows:

a. The term "Premises" as used in the Lease, shall mean and refer to the Remaining Premises and shall exclude the Surrender Premises. Exhibit B attached to the Original Lease shall be deemed deleted in its entirety and replaced with Exhibit B attached hereto.

b. The Rentable Area of the Premises shall be approximately 15,460 square feet, subject to adjustment pursuant to the terms of the Lease.

c. Tenant's Pro Rata Share of Bent Building shall mean 7.92%.

d. Tenant's non-exclusive license to use parking spaces in the parking facilities shall be reduced to twelve (12) spaces. In addition, Tenant shall have the right to use two (2) parking spaces at the same rates and on the same terms applicable to such twelve (12) parking spaces, but subject to Landlord's right to revoke one or both of such spaces upon at least thirty (30) days notice.

e. Section 16.1 of the Original Lease shall be modified by deleting the second sentence thereof in its entirety and replacing it with the following: "If any such utility is not separately metered to Tenant, Tenant shall pay Tenant's Share of all charges of such utility jointly metered with other premises as part of Tenant's Share of Operating Expenses, or, in the alternative, Landlord may monitor the usage of such utilities by Tenant through the use of one or more submeters or check meters, and charge Tenant with the costs of purchasing, installing and monitoring such metering equipment, as Additional Rent, provided that Landlord shall provide Tenant with at least thirty (30) days' prior notice before installing any such metering equipment and shall have reasonably determined there is a basis for needing to separately meter such utility."

f. Section 16.10 of the Original Lease shall be modified by adding the following after the second sentence and before the third sentence: "For clarity, from and after the Surrender Date, (x) Tenant's rights pursuant to this Section 16.10 relate solely to the acid neutralization tank serving the Remaining Premises, (y) the term "Acid Neutralization Tank" shall refer only to the acid neutralization tank serving the Remaining Premises and located in the basement of the Bent Building, and (z) Tenant shall have no rights or obligations to the extent arising after the Surrender Date with respect to the acid neutralization tank located in the basement portion of the Surrender Premises."

g. Section 21.9 of the Original Lease shall be modified by deleting the second sentence thereof in its entirety and replacing it with the following: "In the exercise of such control, Landlord has determined and Tenant agrees that, during the Term, (a) Tenant shall have no right to any control areas existing on the first (1st) floor of the Bent Building as of the Effective Date of the Seventh Amendment, (b) to the extent Tenant requires one or more control areas on the first (1st) floor and to the extent such control areas are available and not in use by other tenants, Tenant shall build out independent, self-contained control areas to satisfy that need

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in portions of the first (1st) floor Premises, and (c) Tenant shall have no right to any control areas on the second (2nd) floor of the Bent Building."

h. Section 46 (Generator) of the Original Lease shall be deleted in its entirety and replaced with the following: "Tenant's use of the generators in the Bent Building shall be permitted as follows: (a) Tenant shall not be entitled to use Generator #1 or Generator #2 identified in Exhibit R of the Original Lease, and (b) Tenant shall be entitled to utilize no more than 15 kilowatts of the 450-kilowatt capacity of Generator #3 identified in Exhibit R of the Original Lease."

i. Section 8 of the Third Amendment (Right of First Offer at Bent Building) shall be deleted in its entirety.

9. Reservation of Rights. Notwithstanding the Partial Bent Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any uncured default (whether or not notice has been given) of Tenant under the Lease with respect to the Surrender Premises existing as of the Partial Bent Lease Termination.

10. Release of Rights and Obligations. As of the Partial Bent Lease Termination, (a) Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease with respect to the Surrender Premises arising from and after the Partial Bent Lease Termination, and (b) Tenant shall have no further obligations with respect to the Surrender Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.

11. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Surrender Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Surrender Premises as of the Partial Bent Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

12. No Transfer. As of the Execution Date, Tenant represents that it has not made (and covenants that it shall not make prior to the Partial Bent Lease Termination) any assignment, sublease, transfer, conveyance or other disposition of the Lease or its interest therein with respect to the Surrender Premises, nor made or entered into (and covenants that it shall not make or enter into prior to the Partial Bent Lease Termination) any agreement that would result in any mechanic's lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Surrender Premises that will not be timely paid.

13. Attorneys' Fees. Except as otherwise expressly set forth in this Seventh Amendment, each party shall pay its own costs and expenses incurred in connection with this Seventh Amendment and such party's performance under this Seventh Amendment, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Seventh Amendment, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially

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prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). This Section 13 shall not be deemed to amend, modify or limit Section 45.4 of the Lease.

14. Broker. Each party represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Seventh Amendment other than CBRE | New England ("Broker"), and agrees to reimburse, indemnify, save, defend (at the indemnified party's option and with counsel reasonably acceptable to the indemnified party, at the indemnifying party's sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it. Broker is not entitled to any fee or commission in connection with this Seventh Amendment.

15. No Default. As of the Execution Date, each of Landlord and Tenant represent, warrant and covenant to the other that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Momenta Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02141
Attn: Alejandra Carvajal, Chief Legal Officer
Email: acarvajal@momentapharma.com

With copies to:

Momenta Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02141
Attn: Chief Financial Officer

and

Momenta Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02141
Attn: Momenta Site Services

17. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Seventh Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors,

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administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

18. Effect of Agreement. Except as modified by this Seventh Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Seventh Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

19. Authority. Tenant guarantees, warrants and represents that the execution and consummation of this Seventh Amendment have been duly authorized by all appropriate company action, and the individual or individuals signing this Seventh Amendment have the power, authority and legal capacity to sign this Seventh Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

20. Voluntary Agreement. The parties have read this Seventh Amendment and the mutual releases contained in it, and have freely and voluntarily entered into this Seventh Amendment.

21. Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Seventh Amendment, Tenant's use or occupancy of the Premises or any claim of injury or damage related to this Seventh Amendment or the Premises. This Section 21 shall not be deemed to amend, modify or limit Section 45.18 of the Lease.

22. Counterparts; Facsimile and PDF Signatures. This Seventh Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Seventh Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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fN WITNESS WHEREOF, the parties have executed this Seventh sealed Massachusetts instrument as of the day hereinabove first written. Amendment as a LANDLORD: BMR-ROGERS STREET LLC, a Delaware limited liability company By: ....3.....-----:----------Name: W_ill_i a_m K=a:..:..:n=e _ Title: .=EV..:...:....P-=E=-=a:.::.st.:....C:::..o:..:a::.:s:..:..t-=&:....;U:::..;K:...!...:..:M.:.::a::.:.;rk:.:..:e:..::ts=-TENANT: MOMENTA PHARMACEUTICALS, INC., a Delaware corporation By: _ Name: _ Title: _

fN WITNESS WHEREOF, the parties have executed this Seventh sealed Massachusetts instrument as of the day hereinabove first written. Amendment as a LANDLORD: BMR-ROGERS STREET LLC, a Delaware limited liabi li ty company By: _ Name: _ Ti tle: _ TENANT: MOMENTA PHARMACEUTICALS, INC., a Delaware corporation --